Exhibit 10.6

                             VICTORY JUNCTION GANG
        Founded for kids by Kyle and Pattie Petty in honor of Adam Petty

March 6, 2003

Michelle Griffith
Marketing Director
Idigear / innovative designs
223 North Main Street, Suite 1
Pittsburgh, PA  15215

Dear Michelle,

Thank you for selecting the Victory Junction Gang Camp to partner with idigear in this exciting cause related marketing opportunity. We are looking forward to a long and successful relationship.

As we discussed, the promotion will involve idigear sleeping bags. The Victory
Junction Gang Camp logo will be used at the point of sale to recognize idigear as a proud supporter of Victory Junction. I have forwarded the logo via email for your use in designing the point of sale pieces. Please be sure to allow
Victory Junction to review and approve any copy and artwork before it is produced. In addition, if your intentions for the use of our logo were to expand of change, we would request to review these changes as well. Finally, please add
The Victory Junction Gang Camp, Inc. as an additional insured on your liability policy.

We are thrilled with your commitment of $1 per sleeping bag sold, to be paid to
Victory Junction a quarterly basis with the first payment due following your third quarter (July 2003). We would like to establish the timeline for the promotion to begin in April 2003 (anticipated start date) and run through April
31, 2004. At that time, we will review the promotion for renewal.

Please sign the enclosed copy of this letter and return it to Victory Junction.
Feel free to call me if you have any questions or concerns. I can be reached at
336.498.9055 x 23. I look forward to working with you.

Welcome to the Gang!

Best wishes,

/s/ Mary

Mary Barr
Director of Corporate and Foundation Relations

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I agree to the guidelines set forth in the above letter.

----------------------------               ----------------------------
Mary Barr                                  Michelle Griffith
Victory Junction Gang Camp                 idigear

Founders
Kyle and Pattie Petty
Richard and Lynda Petty
The Bahre Family
Leo Hindery, Jr.
Kyle Petty Charity Ride, Inc.
And thanks to Paul Newman, the salad king of New England.

Executive Director & CEO
Brian Collier

311 Branson Mill Road
Randleman, NC 27317
Office: 336-489-9055
Fax: 336-498-1460
Victoryjunction.org